Spirit Family, A Message From Ted Christie Our President & CEO f We've wrapped up most of our departmental Town Halls in the past couple of weeks, and I hope by now we've been able to answer many of your questions about our plans to combine with JetBlue. I also recognize this change is a lot to take in and there are still some lingering questions out there. JetBlue's CEO, Robin Hayes, recently approached me about sharing a few words with you to provide a little more clarity, and I thought it was a great idea now that things have settled down a bit. I'd like you to take a few minutes to read Robin's note below; he's included his thoughts about why he's excited about the prospect of our companies combining and why he hopes you'll be excited about this combination, too. We're just starting the journey toward gaining approval to join forces with JetBlue. As I've said before, we will remain separate and independent airlines until closing, so we need to stay focused on running a great airline. That's my primary focus, but I also hope you'll join me in approaching this path forward with openness and a sense of optimism for what could be. Thanks for your continued support and dedication. Ted Dear Spirit Team Members, A Message From Robin Hayes JetBlue CEO jetBlue It's an exciting time for our two airlines as we set out to create the nation's fifth-largest carrier. Together, we will be able to challenge the Big Four with more competition, bringing low fares and great service to more people. While JetBlue and Spirit remain two separate and independent companies for the foreseeable future, we don't think it's too soon to say how much we look forward to welcoming you into JetBlue when the time comes. We admire your everyday commitment to helping fliers expand their horizons with affordable, safe travel options and great service. With the uncertainty of the last few months behind us, there is now much work ahead of us. Ted and I have spent time together discussing our path forward after closing, and he's shared some of your questions about our future plans. While it's Exhibit 99.1